EXHIBIT 10.32

FIRST AMENDMENT TO UNANIMOUS SHAREHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO UNANIMOUS SHAREHOLDERS AGREEMENT (this “Amendment”), dated effective as of the 18th day of October, 2021 (the “First Amendment Effective Date”), is entered into by and among SIMSON-MAXWELL LTD. (the “Company”), VIKING ENERGY GROUP, INC. (“Viking”), SIMMAX CORP. (“Simmax”) and REMORA EQ LP (“Remora”).

RECITALS

WHEREAS, the Company, Viking, Simmax and Remora (collectively, the “Parties”) entered into that certain Unanimous Shareholders Agreement dated as of August 6, 2021 (the “Shareholders Agreement”; capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement), concerning the ownership and governance of the Company; and

WHEREAS, the Parties have agreed to amend certain terms of the Shareholders Agreement to the extent reflected in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Amendment, the Parties agree as follows:

1. Amendment to Section 2.4. Section 2.4 of the Shareholders Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.4 Board of Directors. The Corporation shall have a Board of Directors consisting of five (5) directors, comprised as follows:

(a) one (1) director shall be nominated by Simmax, who shall initially be Daryl Kruper (the “Simmax Nominee”). In addition, Simmax shall be entitled to one (1) non voting observer who shall be entitled to receive board material (after signing a non-disclosure agreement) and attend all board meetings;

(b) one (1) director shall be nominated by Remora, who shall initially be Stephan May, (the “Remora Nominee”). In addition, Remora shall be entitled to one (1) non voting observer who shall be entitled to receive board material (after signing a non-disclosure agreement) and attend all board meetings; and

(c) three (3) directors shall be nominated by Viking (the “Viking Nominees”).”

2. Removal of Section 2.17. Section 2.17 of the Shareholders Agreement regarding Special Approvals is hereby amended and restated in its entirety to read as follows:

Special Approvals. No action shall be taken in regard to any of the following matters except with the prior express approval of the Shareholders who hold not less than two-thirds (66.67%) of the then issued and outstanding Voting Shares expressed by a resolution passed at a meeting of the Shareholders or signed in writing by all such Shareholders and any other consent or consents required by law by the holders of a class of shares voting separately and as a class:

(a) any fundamental change to the corporate structure of the Corporation and/or any Subsidiary if such fundamental change is dilutive to the existing Shareholders, including without limitation, in respect of each such entity: any amendment, modification, repeal or other variation to its articles, any amendment to its authorized share capital, or any proposal to create, reclassify, re-designate, subdivide, consolidate, or otherwise change any Shares (whether issued or unissued) or partnership units, as the case may be;

Amendment to Unanimous Shareholders Agreement – Simson-Maxwell Ltd.

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(b) the issuance of any Shares in the capital of the Corporation and/or any Subsidiary or any securities, warrants, options or rights convertible into, exchangeable for, or carrying the right to subscribe for or purchase, Shares in the capital of the Corporation and/or any Subsidiary, as the case may be, if such issuance is dilutive to the existing Shareholders;

(c) the redemption or purchase for cancellation of any Shares in the capital of the Corporation and/or any Subsidiary, or any other return of capital by the Corporation and/or any Subsidiary, other than any purchase of Shares in accordance with this Agreement;

(d) the conversion, exchange, reclassification, re-designation, subdivision, consolidation, or other change of or to any Shares in the capital of the Corporation and/or any Subsidiary if any such action is dilutive to the existing Shareholders;

(e) the acquisition or commencement of any business other than the Business or the entering into of any amalgamation, merger, partnership, joint venture, or other combination, or any agreement with respect to any of the foregoing, with any Person or business by the Corporation and/or any Subsidiary if any such action is dilutive to the existing Shareholders;

(f) any dissolution, liquidation, or winding-up of the Corporation and/or any Subsidiary or other distribution of the assets of the Corporation and/or any Subsidiary for the purpose of winding-up its affairs, whether voluntary or involuntary, except where such dissolution, liquidation, or winding-up or other distribution is done voluntarily by the Corporation and/or any Subsidiary in order to reorganize its corporate structure, provided that the Board determines (without inquiring into or giving effect to the personal circumstances of any individual Shareholder) that the interests of no one Shareholder shall be disproportionately adversely affected vis-à-vis the interests of any other Shareholder by such reorganization;

(g) any declaration or payment of dividends by the Corporation or other similar payment or distribution by the Corporation to all of the Shareholders, except for payment or distribution to all common shareholders or the payment of dividends on any issued preferred shares as required under their terms;

(h) any sale, proposed sale, lease, exchange, or other disposition of all or a substantial portion of the property, assets, or business of the Corporation and/or any Subsidiary, other than in the ordinary course of business;

(i) any provision of any guarantee, indemnity, or other financial support by the Corporation and/or any Subsidiary;

(j) any transaction not in the ordinary course of business between the Corporation and/or any Subsidiary and any person not dealing at Arm’s Length (as defined in subsection 1.1 (d) of this Agreement) with the Corporation and/or any Subsidiary or any of the Shareholders. For the avoidance of doubt, entering into employment agreements with employees, hiring decisions, and compensation arrangements are excluded from this provision; or

(k) any change in the registered office of the Corporation and/or any Subsidiary.

3. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original, facsimile or other electronic form (i.e., “PDF”) each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. All of the Parties to this Agreement irrevocably submit to the exclusive jurisdiction of the courts of the Province of Ontario.

****signature page follows****

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized effective as of the date first above written.

COMPANY

SIMSON-MAXWELL LTD.

By:	/s/ Daryl Kruper
Name:	Daryl Kruper
Title:	Authorized Signatory I have authority to bind the Corporation

SHAREHOLDERS

VIKING ENERGY GROUP, INC.

By:	/s/ James Doris
Name:	James Doris
Title:	President and C.E.O. I have authority to bind the Corporation

SIMMAX CORP.

By:	/s/ Daryl Kruper
Name:	Daryl Kruper
Title:	President I have authority to bind the Corporation

REMORA EQ LP, by its general partner, REMORA EQ GENERAL PARTNER INC.

By:	/s/ Candace Enman
Name:	Candace Enman
Title:	President
I have authority to bind the Corporation

Amendment to Unanimous Shareholders Agreement – Simson-Maxwell Ltd.

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